                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated the 2ND day of February, 1999 by and between ATLANTIC PREMIUM BRANDS, LTD, a Delaware corporation ("SELLER") and Master Distributors, Inc., a Maryland corporation (collectively, "BUYER").

                                R E C I T A L S:

         WHEREAS, Seller is engaged in the business (the "BUSINESS") of the distribution of non-alcoholic beverages;

         WHEREAS, Buyer desires to acquire, and Seller desires to sell, certain assets of Seller, all upon the terms and conditions hereinafter set forth; and

         WHEREAS, Buyer desires to assume, and Seller desires to assign to Buyer, certain liabilities of Seller, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, and in consideration of the mutual premises and representations, warranties and covenants and other good and valuable consideration, the receipt and sufficiency of which being acknowledged, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES.

                  A. Purchase and Sale of Assets. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right title and interest in and to only the property and assets which relate to the Seller's beverage division expressly as set forth on
SCHEDULE I attached hereto (collectively, the "ASSETS"). The Assets shall be sold "As Is, Where Is" and without any other warranty or representation, except as otherwise explicitly provided herein. Notwithstanding the foregoing, Seller shall not deliver title to the Assets to Buyer until the Seller has fully and finally extinguished its payment obligations under the Note.

                  B. Assumption of Liabilities. At the Closing, Buyer shall assume only those liabilities (collectively, the "ASSUMED LIABILITIES"), if any, pursuant to those contracts (the "CONTRACTS") as are both set forth on SCHEDULE II, attached hereto, and Buyer agrees to assume, pay and perform the Assumed Liabilities after the Closing Date, when and as such assumption, payment and performance obligations come due and in conformity with the assumption agreement to be entered into at the Closing as is contemplated by Section 2(E) hereof.

                  C. Post-Closing Responsibilities. Buyer and Seller agree that from and after the Closing Date, as between Buyer and Seller, Buyer shall have the sole and absolute responsibility to perform, pay and otherwise discharge the Assumed Liabilities and, subject to Section 1(A), to own and use the Assets. Accordingly, Buyer shall indemnify and hold harmless Seller against any and all liabilities, costs, expenses, actions, demands, charges, or other claims which relate to or arise out of, directly or indirectly, any Assumed Liability or to any Asset. The obligations contained in this Section 1(C) shall survive Closing.

         2. CONSIDERATION; CLOSING.

                  A. Purchase Price. The purchase price ("PURCHASE PRICE") to be received by Seller in exchange for the Assets shall be the sum of (i) thirty-five thousand six hundred dollars ($35,600) for the Assets, plus (ii) an amount equal to the Inventory Cost, as determined pursuant to Section 2(B) hereof, less a credit in the amount of one-hundred thousand dollars ($100,000), for Buyer's prior payment of that amount pursuant to the terms of that certain letter agreement regarding "Purchase of Beverage Inventory" between Buyer and Seller, dated January 22,1999 (the "DEPOSIT"), plus (iii) the Accounts Receivable Amount, as determined pursuant to Section 2(C) hereof less (iv) one-hundred thirty-five thousand dollars ($135,000) which Buyer and Seller agree is a credit amount which relates to Buyer's assumption of the Ryder truck leases.

                  B. Payment of Purchase Price. The Purchase Price shall be paid as follows: (i) At Closing, Buyer and its four principals shall deliver to Seller a Promissory Note in the amount of three hundred thousand dollars ($300,000) in of EXHIBIT 1B, attached hereto (the "NOTE"), (ii) at Closing, Buyer shall deliver cash, in an amount equal to the net sums set forth in Sections 2(A)(i) and 2(A)(ii) above less the sum set forth in 2(A)(iv), and
(iii) to the extent that, as ultimately calculated, the actual Purchase Price varies from the face value of the Note plus the cash delivered at Closing, then the parties agree and covenant that after the final payment has been made under the Note to pay to the other such party any additional amounts or rebate any paid amounts (as the case may be) so that the aggregate amounts paid by Buyer equal the Purchase Price, plus interest under the Note.

                  C. Inventory Valuation. The inventory to be purchased is quantified and valued by case as is set forth on the list attached hereto as
SCHEDULE I(c) (the "INVENTORY LIST") on hand as of such time. The Inventory List shall be segregated by beverage brand and number of cases of each such brand. The price of each such case is also listed on SCHEDULE I(c). Buyer shall take delivery of all of such brands described on SCHEDULE I(c) (the "ACQUIRED INVENTORY"), which shall be valued as, the sum of (i) each case of Acquired Inventory, multiplied by (ii) the price for each such case (the "INVENTORY COST").

                  D. Accounts Receivable Valuation. Buyer shall purchase Seller's accounts receivable as of 5:01p.m. on February 1, 1999 for an amount (the "ACCOUNTS RECEIVABLE AMOUNT") equal to sixty-four and ten one hundreths percent (64.10%) of the book value of such accounts receivable, as determined by Buyer in accordance with GAAP and consistent with Seller's past practice. To determine such Accounts Receivable Amount, the parties agree that on or about February 3, 1999, Seller shall provide Buyer with the precise Accounts Receivable Amount, an accounts receivable trial balance and, upon request, supporting documentation, utilized by Seller to determine such Accounts Receivable Amount.

                  E. Time of Closing. The closing (the "CLOSING") for the sale and purchase of the Assets shall be held at the offices of Seller in Jessup, Maryland (or such other place as may be agreed upon by the parties in writing) on February 1, 1999 at 9:00 a.m. local time (the "CLOSING DATE"). The Closing shall be deemed to be effective as of 5:01 p.m. on the Closing Date.

                  F.  Delivery and Transport of Assets.

                           (i) Upon consummation of the transactions described herein, the Assets and Inventory shall be deemed delivered to Buyer f.o.b. Seller's premises in Jessup, Maryland, and Buyer shall bear sole responsibility for the risk, cost and effort attendant to the storage and transportation of the Assets and Inventory from Seller's premises. Seller shall provide no personnel or equipment in connection with such storage and transportation. Buyer's ability to occupy such premises, and store the Assets at such facility shall be governed by a Sublease Agreement in the form of EXHIBIT 2D(i), attached hereto (the "SUBLEASE").


                           (ii) Buyer shall be solely responsible to remove those leased Ryder truck vehicles, the leases for which Buyer is assuming as are identified on SCHEDULE II attached hereto.

                           (iii) From and after the Closing, Buyer shall have the use and operation of the Assets pursuant hereto as if title for such Assets had transferred, provided that Seller shall not release to Buyer the title to the Assets until Seller has fully and finally extinguished its payment obligations under the Note.


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                  G. Closing Procedure. At the Closing, Seller shall deliver to
Buyer the Inventory List, a bill of sale, and similar documents as Buyer shall reasonably request. Against such delivery, Buyer shall (a) issue and deliver to Seller the purchase price in accordance with Section 2A above and (b) execute and deliver assumption agreements with respect to the Assumed Liabilities, as Seller shall reasonably request. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer, as follows:

                  A. Organization; Good Standing; Due Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted. Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Seller has taken all necessary action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

                  B. Execution and Delivery. Neither the execution and delivery by Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Seller; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the Business or operations of Seller or Buyer's ownership of the Assets; or (iii) conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Assets pursuant to any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which it is bound or affected.

                  C. Governmental and Other Consents. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Buyer. Buyer takes the full risk and responsibility of procuring all consents appropriate for the distribution of any items of inventory acquired by Buyer hereunder.

                  D. Title to Personal Property Assets. Except for leased or licensed property, Seller is the sole and exclusive legal owner of all right, title and interest in, and when delivered to Buyer, the Assets constituting personal property shall be free and clear of liens, claims and encumbrances except liens for taxes not yet payable, and liens permitted or incurred by Buyer.

                  E. Finders and Brokers. No person has, as a result of any agreement entered into by Seller, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                  F. No Other Representations. Except for the express representations and warranties contained in this Section 3, Seller makes no other representations or warranties of any nature whatsoever, and Seller hereby disclaims any and every other representation and warranty of any nature whatsoever.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

                  A. Organization and Good Standing; Due Authorization. Buyer is a corporation duly organized,

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validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted. Buyer has full power and authority to enter into and perform this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

                  B. Execution and Delivery. Neither the execution and delivery by Buyer of this Agreement nor the consummation by it of the transactions contemplated hereby will: (a) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Buyer; (b) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Buyer is a party or by which it is bound or affected.

                  C. Consents. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Buyer in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby or thereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except as may have been obtained by Buyer prior to Closing.

                  D. Finders and Brokers. No person has, as a result of any agreement entered into by Buyer, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                  E. Buyer Acknowledgments. Buyer acknowledges that no other representations or warranties except the express warranties and representations in Section 3 hereof have been made by Seller, or any of Seller's agents and representatives, and Buyer has not relied, and will not rely, on any statements made by Seller or its representatives or agents other than those expressly set forth herein. In furtherance of the foregoing, Buyer acknowledges that: (i) Buyer takes the Assets with the full risk of operating, owning and managing same; (ii) except with respect to the representation contained in Section 2D, all of the Assets are being sold as-is, where-is, and Buyer will take the Assets exclusively on an as is-where-is basis; (iii) Seller has made absolutely no representation or warranty (a) concerning the future performance of the Business, (b) that any inventory acquired hereunder is saleable in any respect,
(c) that Buyer will have the right to sell any inventory without the consent of the supplier thereof, (d) that Buyer will have the right to place any Inventory in any Visi-Coolers or other glass door coolers, or any other similar beverage dispensing assets previously owned by Seller and sold to Canada Dry Potomac Corporation, or (e) concerning the quality of any of the items of Acquired Inventory; (iv) sales and profitability of "new age" and other beverages sold by Seller have decreased materially in recent years. Buyer hereby represents and warrants that the failure to obtain any consent shall not serve as a justification for Buyer not consummating the transactions contemplated hereby, and shall not serve in any means as a failure to satisfy any of the conditions described in Section 6 hereof. Buyer takes the full risk and responsibility of procuring all consents appropriate for the distribution of any items of inventory acquired by Buyer hereunder.

         5. CERTAIN COVENANTS AND AGREEMENTS.

                  A. Reasonable Efforts. Each of Seller and Buyer shall take all reasonable action necessary and cooperate in good faith to consummate the transactions contemplated hereby. Each of Seller and Buyer acknowledges and agrees that each shall pay all costs, fees and expenses incurred by it in obtaining any consents and approvals.

                  B. Public Announcements. Prior to the Closing Date, all notices to third parties and other publicity relating to the transactions contemplated hereby shall be made only after joint planning and agreement by Seller and

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



Buyer. Additionally, Buyer agrees to abide by all of the terms and provisions of that certain Confidentiality Letter Agreement dated December 16, 1998 between Seller and Morris Stoddard.

                  C. Use of the Atlantic Beverage Name. Seller agrees that within seven (7) business days of the Closing, and in conjunction with Buyer, Seller shall file with the State of Maryland documentation which releases the Seller's right, title and interest in the name "Atlantic Beverage" and/or "Atlantic Beverage Company." Seller consents hereby to Buyer's use of such name after Closing when and if it becomes available.

                  D. Bulk Transfer Compliance. Buyer and Seller agree that the sale as contemplated hereby shall be conducted in accordance with Title 6 of the Commercial Law Article of the Maryland Code (the "BULK TRANSFER ACT"). Buyer and Seller agree to submit to the State of Maryland such affidavits and other documents as are required to comply with such Bulk Transfer Act.

                  E. Post-Closing Lock-Box and Access Covenants. From and after Closing, Buyer and Seller agree that all funds collected under those accounts receivable purchased by Buyer from Seller hereunder, shall be deposited into a "lock-box" account under the sole and exclusive control of Seller. Seller's employee shall supervise such collection and shall assist Buyer in complying with the terms of this Section 5(E). Seller shall have the right to apply amounts received from the accounts receivable against amounts then owed by Buyer, and others, under the Note. Additionally, Buyer agrees to afford Seller, and its employees, agents and representatives, full, complete and unfettered access to the Jessup, Maryland facility and any and all books and records (including computer and database records) of the Business or which relate to the Assets or Assumed Liabilities or other commercially reasonable matters for which Buyer requires such access. Buyer and Seller agree to cooperate and work in good faith to implement the provisions of this Section 5(E).

         6. CONDITIONS TO BUYER'S CLOSING. Subject to Buyer's acknowledgment in
Section 4(E) hereof, all obligations of Buyer under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Buyer may, in its sole discretion, waive any or all of such conditions in whole or in part:

                  A. Representations, Etc. Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it as of the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

                  B. No Adverse Litigation. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, or (ii) making Buyer liable for the payment of damages to any person in respect of the Business or the Assets.

                  C. Closing Deliveries. Buyer shall have received each of the documents or items required to be delivered to it pursuant to Section 8A hereof.

         7. CONDITIONS TO SELLER'S CLOSING. All obligations of Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

                  A. Representations, Etc. Buyer shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Buyer as of the Closing, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).


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                  B. No Adverse Litigation. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, or (ii) making Seller liable for the payment of damages to any person in respect of the Business or the Assets.

                  C. Closing Deliveries. Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8B.

         8. DOCUMENTS TO BE DELIVERED AT CLOSING. At the Closing, there shall be delivered:

                  A.  To Buyer:

                           (i) Thebulk sales affidavit, the bills of sale, agreements of assignment and similar instruments of transfer to the Assets contemplated by Section 2D hereof.


                           (ii)  All other items reasonably requested by Buyer.

                  B.  To Seller:

                           (i) The Note, validly executed by the makers thereto.

                           (ii) An assumption agreement pursuant to which Buyer shall assume the Assumed Liabilities, if any.

                           (iii) All other items reasonably requested by Seller.

                  C. To one another, the Sublease, validly executed.

         9. SURVIVAL. The representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to have been relied upon by the parties hereto and shall not survive the Closing for any length of time whatsoever, except for the representations and warranties contained in Section 3 hereof, which will shall survive the Closing for a period of three (3) months, and notice of any claim of any nature hereunder seeking reimbursement or any other remedy must be given within three (3) months from the Closing Date, and if not, shall be deemed waived and forfeited. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement or, if made in a certificate, the date of such certificate. Notwithstanding the foregoing, the covenant contained in
Section 1(C) shall survive the Closing indefinitely.

         10. INDEMNIFICATION RULES. Except as otherwise provided herein, if any claim(s) for indemnity or other remedy is made arising out of any matter hereunder, such claim must be made within three (3) months after the Closing, and, if it appears likely that such claims might also be covered by the insurance policies of the party asserting such claim(s), such party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from the other party (or shall be repaid to the other party by the claiming party to the extent that the claiming party has already paid any such amounts). In addition, any claim(s) hereunder shall be reduced by any tax-related benefit reasonably expected by Buyer to be received or actually received by Buyer, viewing such claim without being affected by any of Buyer's other activities. In any respect, Buyer, shall not make any claim unless and until it has incurred indemnified losses, damages and expenses in the cumulative aggregate amount of $25,000, and then only in respect of the excess over such $25,000 minimum. All claims for indemnification and liability pursuant thereto shall not, in any event, exceed $100,000.

         11. TERMINATION. This Agreement may be terminated prior to Closing by either Buyer or Seller (as set

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forth below), if either such party is not then in Default upon written notice to the other upon the occurrence of any of the following:

                  A. By the non-Defaulting party, if the other party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party; or

                  B. Subject to the provisions of Sections 6 and 7 hereof, by Seller or Buyer if on the Closing Date any of the conditions precedent to the obligations of Seller or Buyer, respectively, set forth in this Agreement have not been satisfied in all material respects or waived by such party; or

                  C. By mutual consent of Seller and Buyer.

In the event that this Agreement is validly terminated by the Buyer, and Buyer is not then in Default hereunder, then Seller shall promptly refund to Buyer the Deposit.

         12. MISCELLANEOUS PROVISIONS.

                  A. Expenses. Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. Buyer shall be responsible for all transfer taxes, fees or other charges levied as a result of the transaction described by this Agreement.

                  B. Accounts Receivable. Subject to Section 5E, as of and following Closing, Buyer, with the aid and supervision of Seller's employee, shall collect for its own account all of Seller's accounts receivable which it shall purchase pursuant to this Agreement. Seller makes absolutely no warranties of any kind as to the collectibility, value or quality of such accounts receivable. The accounts receivable shall be deemed to be an Asset hereunder.

                  C. Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

                  D. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by confirmed facsimile with a cover page to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):


If to Buyer:                                Master Distributors, Inc.
                                            307-A Dellwood Court
                                            Annapolis, MD 21401-2910
                                            Attention: President
                                            Fax: (410) 573-1462

With a copy to :                            Eugene E. Pitrof, Esq.
                                            Pitrof and Starkey
                                            P.O. Box 130
                                            14713 Main Street
                                            Upper Marlboro, Maryland 20773
                                            Fax: (301) 627-9084

If to Seller:                               Atlantic Premium Brands, Ltd.
                                            650 Dundee Road, Suite 370
                                            Northbrook, Illinois  60062
                                            Attn:  Chief Financial Officer
                                            Fax:  (847) 480-0199

With a copy to :                            Tom D. Wippman, Esq .
                                            650 Dundee Road, Suite 370
                                            Northbrook, Illinois  60062
                                            Fax: (847) 480-1251

                  E. Assignment. This Agreement may not be assigned by either party without the prior consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

                  F. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  G. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  H. Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

                  I. Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

                  J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

                  K. Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, do not benefit and may not be relied upon by any unrelated third parties.

                  L. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be strictly construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

                  M. Buyer Acknowledgment. Buyer acknowledges that Seller has informed it that during and after Seller's sale of certain assets to the Canada Dry Potomac corporation ("CDP") and its affiliates, that CDP was permitted broad access to Seller's computer system, including all records and databases contained therein. In connection with such review, CDP may have viewed and recorded competitive business information and/or proprietary trade secrets of the Business (including, without limitation, customer lists, distribution routes, pricing and financial information, etc.). Accordingly, Buyer agrees that it enters the transactions as contemplated hereby with actual knowledge of such occurrence and expressly and irrevocably waives any and all demands, suits, rights of action or other claims relating, directly or indirectly, to such occurrence as described by this Section 12M.

                           **************************

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   ATLANTIC PREMIUM BRANDS, LTD.



                                   By /s/ THOMAS M. DALTON
                                      -----------------------------------------
                                      Thomas M. Dalton, Chief Financial Officer


                                   MASTER DISTRIBUTORS, INC.


                                   By /s/ MORRIS STODARD
                                      -----------------------------------------
                                      Morris Stodard, President

                         INDEX OF SCHEDULES AND EXHIBITS

         Schedules:
         ----------

         Schedule I        Assets
         Schedule I(a)     Vehicles
         Schedule I(c)     Inventory List
         Schedule I(c)     Fixed Assets, etc.
         Schedule II       Contracts and Assumed Liabilities
         Schedule III      Purchase Price Allocation

         Exhibits:
         ---------

         Exhibit 1B        Form of Note
         Exhibit 2D(i)     Form of Sublease








         THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OF THE SCHEDULES AND EXHIBITS LISTED ABOVE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.



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